Exhibit 8.1

Suite 900 607 14th St., NW
Washington DC 20005-2018
t 202 508 5800 f 202 508 5858

January 29, 2018

Boards of Directors

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey 07410

Ladies and Gentlemen:

You have requested our opinion (the “Opinion”) regarding the material federal income tax consequences of the proposed minority stock issuance (the “Offering”) by Columbia Financial, Inc., a Delaware corporation (the “Company”) and the mid-tier stock holding company of Columbia Bank (the “Bank”), pursuant to a Plan of Stock Issuance adopted by the Board of Directors of the Company, the Bank and Columbia Bank MHC (“MHC”) on September 27, 2017 (the “Plan”) and the Registration Statement (defined below) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company on Form MHC -2 (the “Form MHC-2”) filed by the Company with the Board of Governors of the Federal Reserve System. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

In preparing our Opinion, we have examined or relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Plan; (ii) the registration statement on Form S-1 filed with the Securities and Exchange Commission on December 5, 2017 (File No. 333-221912), as amended or supplemented through the date hereof, (the “Registration Statement”); (iii) the Form MHC-2; and (iv) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of the Company, Bank and MHC dated as of the date hereof (the “Representation Letter”). For purposes of our Opinion we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and it is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations of the Company, Bank and MHC as set forth in the Representation Letter. We have not independently verified all of the facts, representations and covenants set forth in the Representation Letter, the Registration Statement, the MHC-2 or any other documents. We have further assumed that the Offering will be consummated in accordance with the Plan and the Registration Statement.

Board of Directors

Columbia Financial, Inc.

January 29, 2018

The opinion set forth herein is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder, and upon current Internal Revenue Service (the “IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Based on the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.       Based on the valuation letter provided by RP Financial, LC, included in the MHC-2 we have assumed that the non-transferable subscriptions rights to purchase Company common stock distributed pursuant to the Plan will have no economic value. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Company common stock. Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. See, Rev. Rul. 56-572, 1956-2 C.B. 182. Our opinion under this paragraph 1 is based on the assumption that the subscription rights to purchase shares of Company common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. If the IRS were to challenge this valuation and the non-transferable subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and the Company and/or the MHC may be taxable on the distribution of the subscription rights. See, Rev. Rul. 80-292, 1980-2 C.B. 104.

2.       Pursuant to Code section 1012, it is more likely than not that the basis of common stock purchased in the Offering upon the exercise of the nontransferable subscription rights will be the purchase price thereof.

3.       Pursuant to Code section 1223(5), the holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised.

4.       Pursuant to Code section 1032, no gain or loss will be recognized by the Company on the receipt of money in exchange for common stock sold in the offering.

Board of Directors

Columbia Financial, Inc.

January 29, 2018

Except as set forth above, we express no opinion to any party as to any tax consequences of the Offering or any transaction related thereto, whether U.S. federal, foreign, state or local. Our Opinion has been prepared in connection with the Offering and may not be relied upon for any other purpose without our prior written consent. Our opinion is expressed as of the date hereof, and we assume no obligation to revise or supplement our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We hereby consent to the filing of the opinion as an exhibit to the Company’s Form MHC-2, as amended, as filed with the Board of Governors of the Federal Reserve System and to the Company’s Registration Statement on Form S-1, as amended, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form MHC-2 and Form S-1, in each case as amended, under the captions “The Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.”

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Heather L. Preston
Heather L. Preston, a Partner